 EXHIBIT 99.1

Hallador Energy Company Reports Second Quarter 2022 Financial and Operating Results

TERRE HAUTE, Ind., August 15, 2022 -- Hallador Energy Company (NASDAQ – HNRG) today reported a net loss of $3.4 million, ($.11) per share, adjusted EBITDA of $11.5 million for the quarter ended June 30, 2022.

Brent Bilsland, President and Chief Executive Officer, stated, "In the second quarter, we improved our cost structure by ~$8/ton over Q1 and contracted for ~2.2 million tons of forward sales at over $125/ton, dramatically increasing our future sales prices.  Additionally, we were successful in raising $10 million to add to our liquidity (with an additional $19 million following in Q3). All of these events, lowering our cost structure, increasing our sales prices, and adding to our liquidity greatly improve our current and future financial position.  Also, during the quarter, we made significant progress toward closing the acquisition of the Merom power plant in the next few months, pending governmental and financial approvals."

Below are highlights for the quarter and first six months of 2022:

●	Production of 1.8 million tons and shipments of 1.6 million tons in Q2.

○	Production costs $7.71 per ton better in Q2 ($31.83/ton) versus Q1 ($39.54/ton). Margins improved $6.53 in Q2 over Q1.

●	Raised $29 million in Convertible Debt in Q2 and early Q3 to improve Company liquidity.

○	$10 million of which converted to equity during the second quarter.

●	New coal sales contracts recently signed raised the average sales price per ton for the remainder of 2022 and beyond.

○	Further significant margin expansion expected in Q4 and 2023. Margins in excess of $20 per ton expected during 2023 resulting in projected 2023 Adjusted EBITDA of ~$160 million.

	Contracted	Estimated
	Tons	Priced
Year	(millions)*	per ton
2022 (Q3-Q4)	4.0	$49.00
2023 (annual)	6.7	$58.00
2024 - 2027 (total)	7.0	**
	17.7

*Shipments are subject to adjustment within certain coal contracts due to the exercise of customer options to either take additional tons or fewer tons if such options exist in the customer contract.

**Unpriced or partially priced tons

The table below represents some of our critical metrics (in thousands except for per ton data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net Loss	$(3,386)	$(2,964)	$(13,520)	$(3,996)
Total Revenues	$65,929	$55,638	$124,836	$102,333
Tons Sold	1,595	1,403	2,972	2,577
Average Price per Ton	$40.23	$38.92	$40.77	$38.99
Bank Debt	$130,738	$130,113	$130,738	$130,113
Operating Cash Flow	$(2,698)	$9,915	$279	$12,888
Adjusted EBITDA*	$11,502	$11,298	$14,133	$22,718

* Defined as operating cash flows plus current income tax expense, less effects of certain subsidiary and equity method investment activity, plus bank interest, less effects of working capital period changes, plus cash paid on asset retirement obligation reclamation, plus other amortization

Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing Adjusted EBITDA may not be the same method used to compute similar measures reported by other companies.

Management believes the non-GAAP financial measure, Adjusted EBITDA, is an important measure in analyzing our liquidity and is a key component of certain material covenants contained within our Credit Agreement, specifically a maximum leverage ratio and a debt service coverage ratio.  Noncompliance with the leverage ratio or debt service coverage ratio covenants could result in our lenders requiring the Company to immediately repay all amounts borrowed.  If we cannot satisfy these financial covenants, we would be prohibited under our Credit Agreement from engaging in certain activities, such as incurring additional indebtedness, making certain payments, and acquiring and disposing of assets.  Consequently, Adjusted EBITDA is critical to the assessment of our liquidity.  The required amount of Adjusted EBITDA is a variable based on our debt outstanding and/or required debt payments at the time of the quarterly calculation based on a rolling prior 12-month period.

Reconciliation of the non-GAAP financial measure, Adjusted EBITDA, to cash provided by operating activities, the most comparable GAAP measure, is as follows (in thousands) for the three and six months ended June 30, 2022 and 2021, respectively.

Reconciliation of GAAP "Cash provided by (used in) operating activities" to non-GAAP "Adjusted EBITDA" (in thousands).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Cash provided by (used in) operating activities	$(2,698)	$9,915	$279	$12,888
Loss from Hourglass Sands	5	24	6	104
Bank interest expense	1,770	2,307	3,480	4,443
Working capital period changes	10,674	(2,438)	6,655	2,304
Cash paid on asset retirement obligation reclamation	481	—	1,184	—
Other amortization	1,270	1,490	2,529	2,979
Adjusted EBITDA	11,502	11,298	14,133	22,718

Cash used in investing activities	13,194	5,117	22,145	10,837

Cash provided by (used in) financing activities	20,688	(6,355)	28,410	(8,045)

Conference Call

Our earnings conference call for financial analysts and investors will be held on Tuesday, August 16, 2022 at 2:00 pm eastern time.

The call will be webcast live on our website at www.halladorenergy.com under events and available for a limited time.

To participate in the live conference call, please dial:

US dial-in number (Toll Free):             844 200 6205

US dial-in number: (Local):              1 646 904 5544

Canada dial-in number (Toll Free):   1 833 950 0062
Canada dial-in number (Local):         1 226 828 7575
All other locations:                          +1 929 526 1599

Access Code: 393229

An audio replay of the conference call will be available for one week. To access the audio replay, dial:

UK (Local):                   0204 525 0658
US (Local):                   1 929 458 6194
US Toll Free:                 1 866 813 9403
Canada:                         1 226 828 7578
All other locations:   +44 204 525 0658
Access Code:  776227

Hallador is headquartered in Terre Haute, Indiana and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry. To learn more about Hallador or Sunrise, visit our website at www.halladorenergy.com.

Contact:	Investor Relations
Phone:	(303) 839-5504